Exhibit 99.1

FOR IMMEDIATE RELEASE: OCTOBER 27, 2016

LEGGETT & PLATT REPORTS 3Q EPS OF $.67

Carthage, MO, October 27, 2016 —

•	3Q EPS from Continuing Operations was $.67, unchanged versus same quarter last year

•	3Q sales declined 6% to $949 million, largely due to divestitures

•	EBIT margin was 13.7%

•	Increasing 2016 EPS guidance; expect record continuing ops EPS of $2.55-2.62, approx. $3.75 billion of sales

Diversified manufacturer Leggett & Platt reported quarterly earnings of $.67 per share, which is unchanged versus the same quarter last year. As expected, EPS benefitted from a lower tax rate related to the new accounting standard for stock-based compensation ($.04). This was offset by a reduced benefit from commodity deflation, and lower sales. EBIT margin was 13.7%, a 30 basis point decrease versus third quarter last year.

Third quarter sales from continuing operations decreased 6% versus third quarter 2015, to $949 million, with 4% of the decline due to four small divestitures completed during the prior twelve months. In addition, same location sales declined by 2% due to slightly lower unit volume, raw material-related price decreases, and currency impact.

CEO Comments

President and CEO Karl G. Glassman commented, “Third quarter earnings and EBIT margin were stronger than we forecast, despite softer than expected sales. In July, we assumed that the second quarter’s steel inflation would hold through the remainder of the year. Instead, market prices for steel began to deflate as the third quarter progressed. Given third quarter results and lower current commodity costs, we have increased our 2016 EPS guidance on lower sales. For the full year, we continue to anticipate record EPS from continuing operations, strong EBIT margin, and significant improvement in operating cash flow.

“Cash flow from operations, at $386 million for the first three quarters of the year, was $129 million, or 50%, greater than the same period last year, in part due to $28 million of after-tax litigation settlement proceeds. For the full year, we expect cash from operations to exceed $525 million.

“At our recent Investor Day in September, we recommitted to our long-standing goal of achieving Total Shareholder Return (TSR1) that ranks in the top third of the S&P 500 over rolling three-year periods. Over the long term, we expect 6-9% annual revenue growth and a strong dividend yield to be the main drivers of our TSR. EBIT margin increases and stock buybacks will also contribute to TSR, but at lower levels due to significant increases in margin and stock price achieved over the last few years. For the three-year period that began January 1, 2014, we have over the last 34 months generated TSR of 17% annually; that performance places us within the top 14% of the S&P 500.

“Regarding our long-term growth expectations, we believe the macro environment will support modest revenue growth in our end markets over the next few years. Within those markets, we will concentrate on extending our record of content gains and new program awards across our businesses, thereby growing organically faster than our markets. In addition, strategic acquisitions are expected to supplement the organic growth we achieve.

[1]	TSR = (Change in Stock Price + Dividends) / Beginning Stock Price; assumes dividends are reinvested.

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“We are committed to maintaining our strong financial base. At quarter end, the company’s debt was 1.7 times our trailing 12-month adjusted2 EBITDA, and net debt to net capital2 was 36%, comfortably within our 30% - 40% target range. We ended the quarter with over $450 million available through our commercial paper program.”

Dividends, and Stock Repurchases

In August, Leggett & Platt’s Board of Directors declared a $.34 third quarter dividend, a two cent, or 6%, increase versus last year’s third quarter dividend. Thus, 2016 marks the 45th consecutive annual dividend increase for the company. Leggett & Platt is proud of its dividend record and plans to continue it.

At yesterday’s closing share price of $44.84, the indicated annual dividend of $1.36 per share generates a dividend yield of 3.0%, one of the higher dividend yields among the 50 stocks of the S&P 500 Dividend Aristocrats.

During the third quarter the company purchased 0.5 million shares of its stock at an average price of $52.77, and issued 0.8 million shares, primarily via employee stock option exercises. Year-to-date, the company has purchased 4.2 million shares at an average price of $46.47, and issued 2.2 million. At quarter end, shares outstanding were 133.7 million, a 1.8% reduction over the prior 12 months.

Increasing 2016 Continuing Operations EPS Guidance: $2.55 - $2.62

With strong third quarter earnings and lower commodity costs, the company is increasing its EPS guidance from its prior range of $2.45-2.60, and now expects 2016 EPS from continuing operations of $2.55 to $2.62. This guidance continues to assume a full-year effective tax rate of 25%, which incorporates the new accounting standard for stock-based compensation. Discontinued operations EPS for 2016 is forecast at $.15, reflecting the second quarter’s litigation settlement proceeds.

Full-year sales are now estimated at approximately $3.75 billion, a 4% decrease versus 2015. This guidance assumes 2016 unit volume growth of approximately 2%, offset by a 3% reduction from commodity deflation and currency impacts, and a 3% decrease from recent divestitures (net of small acquisitions). The $150 million reduction versus prior sales guidance (of $3.9 billion) reflects lower-than-anticipated sales in the third quarter, and an expectation that demand and commodity pricing continue at similar levels for the fourth quarter. Based on this guidance, the 2016 EBIT margin should exceed 13%.

Cash from operations is expected to exceed $525 million in 2016. Capital expenditures are estimated to be $125 million, and dividend payments should approximate $175 million. The company’s target for dividend payout is 50-60% of net earnings. Actual payout was higher until 2015, but with recent growth in annual earnings, the company is now within its target payout range.

The company’s top priorities for use of cash are organic growth, dividends, and strategic acquisitions. After funding those priorities, if cash is available, the company generally intends to repurchase its stock (rather than repay debt early or stockpile cash). Management has standing authorization from the Board of Directors to buy up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established.

LIFO

All of Leggett’s operating segments use the first-in, first out (FIFO) method for valuing inventory. An adjustment is made at the corporate level (i.e., outside the segments) to convert about 50% of the inventories to the last-in, first-out (LIFO) method. These are primarily the company’s domestic, steel-related inventories. Commodity costs have been volatile in 2016, and despite recent decreases, are still higher than at the start of the year. Accordingly, the company now expects full year LIFO expense of $4 million, of which $3 million was recognized through the first three quarters of the year. In contrast, during 2015 the company experienced significant commodity deflation, which resulted in a full-year LIFO benefit of $46 million.

[2]	Refer to attached tables for non-GAAP reconciliations.

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SEGMENT RESULTS – Third Quarter 2016 (versus the same period in 2015)

Residential Furnishings – Total sales decreased $40 million, or 8%, with unit volume down 6%, and raw material-related price decreases and currency impact reducing sales by 2%. EBIT (earnings before interest and taxes) decreased $3 million, with the impact from reduced sales largely offset by pricing discipline.

Commercial Products – Total sales decreased $7 million, or 4%, with growth in Work Furniture more than offset by lower sales in Adjustable Bed. EBIT decreased $1 million due to lower sales.

Industrial Materials – Total sales decreased $47 million, or 24%, largely due to divestitures. Additionally, same location sales decreased 8% from a combination of steel-related price decreases and lower unit volume in Drawn Wire. EBIT decreased $2 million due to lower volume.

Specialized Products – Total sales increased $8 million, or 3%. Same location sales increased 6% from continued strength in Automotive. EBIT increased $5 million, reflecting higher unit volume and currency benefits.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 7:30 a.m. Central (8:30 a.m. Eastern) on Friday, October 28. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Fourth quarter results will be issued after market close on Monday, January 30, 2017, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 133 year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 17 business units, 21,000 employee-partners, and 130 manufacturing facilities located in 19 countries.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Vice President of Investor Relations

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LEGGETT & PLATT	Page 4 of 6	October 27, 2016

RESULTS OF OPERATIONS	THIRD QUARTER			YEAR TO DATE
(In millions, except per share data)	2016	2015	Change	2016	2015	Change
Net sales (from continuing operations)	$948.9	$1,009.1	(6%)	$2,846.2	$2,972.6	(4%)
Cost of goods sold	721.5	768.0		2,151.2	2,283.0

Gross profit	227.4	241.1		695.0	689.6
Selling & administrative expenses	93.9	96.9	(3%)	298.7	301.0	(1%)
Amortization	5.2	5.2		15.1	15.6
Other expense (income), net	(1.9)	(2.5)		(22.6)	0.6

Earnings before interest and taxes	130.2	141.5	(8%)	403.8	372.4	8%
Net interest expense	9.0	9.2		26.7	29.1

Earnings before income taxes	121.2	132.3		377.1	343.3
Income taxes	27.6	36.1		93.0	97.1

Net earnings from continuing operations	93.6	96.2		284.1	246.2
Discontinued operations, net of tax	0.0	(0.1)		20.4	1.2

Net earnings	93.6	96.1		304.5	247.4
Less net income from non-controlling interest	(0.1)	(0.9)		(0.3)	(2.8)

Net earnings attributable to L&P	$93.5	$95.2		$304.2	$244.6

Earnings per diluted share
From continuing operations	$0.67	$0.67	0%	$2.02	$1.70	19%
From discontinued operations	$0.00	$0.00		$0.15	$0.01
Net earnings per diluted share	$0.67	$0.67		$2.17	$1.71
Shares outstanding
Common stock (at end of period)	133.7	136.1		133.7	136.1
Basic (average for period)	137.4	140.4		138.1	141.3
Diluted (average for period)	139.4	142.5		140.2	143.2

CASH FLOW	THIRD QUARTER			YEAR TO DATE
(In millions)	2016	2015	Change	2016	2015	Change
Net earnings	$93.6	$96.1		$304.5	$247.4
Depreciation and amortization	29.2	28.5		86.4	85.0
Working capital decrease (increase)	(10.3)	5.8		(35.8)	(110.7)
Impairments	0.3	0.0		4.0	6.5
Other operating activity	10.8	(0.5)		26.6	28.6

Net Cash from Operating Activity	$123.6	$129.9	(5%)	$385.7	$256.8	50%
Additions to PP&E	(25.2)	(27.2)		(83.1)	(78.5)	6%
Purchase of companies, net of cash	(11.1)	0.0		(28.0)	(11.1)
Proceeds from business and asset sales	0.2	2.3		54.2	17.8
Dividends paid	(45.5)	(42.5)		(132.0)	(128.0)
Repurchase of common stock, net	(16.6)	(40.8)		(177.4)	(155.4)
Additions (payments) to debt, net	8.2	(37.8)		96.8	25.2
Other	(1.1)	(7.8)		(52.1)	(8.4)

Increase (Decr.) in Cash & Equiv.	$32.5	$(23.9)		$64.1	$(81.6)

FINANCIAL POSITION	30-Sep
(In millions)	2016	2015	Change
Cash and equivalents	$317.3	$251.2
Receivables	543.8	529.6
Inventories	518.6	504.6
Held for sale	0.0	27.8
Other current assets	33.6	66.5

Total current assets	1,413.3	1,379.7	2%
Net fixed assets	554.1	543.7
Held for sale	14.8	22.3
Goodwill and other assets	1,088.1	1,116.5

TOTAL ASSETS	$3,070.3	$3,062.2	0%

Trade accounts payable	$334.9	$343.5
Current debt maturities	1.0	3.4
Held for sale	0.0	8.1
Other current liabilities	351.0	396.0

Total current liabilities	686.9	751.0	(9%)
Long term debt	1,055.4	985.1	7%
Deferred taxes and other liabilities	224.4	225.7
Equity	1,103.6	1,100.4	0%

Total Capitalization	2,383.4	2,311.2

TOTAL LIABILITIES & EQUITY	$3,070.3	$3,062.2

LEGGETT & PLATT	Page 5 of 6	October 27, 2016

SEGMENT RESULTS [1]	THIRD QUARTER			YEAR TO DATE
(In millions)	2016	2015	Change	2016	2015	Change
External Sales
Residential Furnishings	$484.5	$523.1	(7.4%)	$1,453.3	$1,545.9	(6.0%)
Commercial Products	154.2	150.2	2.7%	432.3	409.1	5.7%
Industrial Materials	71.4	106.8	(33.1%)	228.4	336.2	(32.1%)
Specialized Products	238.8	229.0	4.3%	732.2	681.4	7.5%

Total	$948.9	$1,009.1	(6.0%)	$2,846.2	$2,972.6	(4.3%)

Inter-Segment Sales
Residential Furnishings	$5.7	$6.9		$19.4	$22.0
Commercial Products	10.1	20.9		46.6	62.5
Industrial Materials	73.3	84.5		223.6	274.4
Specialized Products	8.7	10.8		29.8	30.1

Total	$97.8	$123.1		$319.4	$389.0

Total Sales (External + Inter-segment)
Residential Furnishings	$490.2	$530.0	(7.5%)	$1,472.7	$1,567.9	(6.1%)
Commercial Products	164.3	171.1	(4.0%)	478.9	471.6	1.5%
Industrial Materials	144.7	191.3	(24.4%)	452.0	610.6	(26.0%)
Specialized Products	247.5	239.8	3.2%	762.0	711.5	7.1%

Total	$1,046.7	$1,132.2	(7.6%)	$3,165.6	$3,361.6	(5.8%)

EBIT
Residential Furnishings	$54.9	$58.2	(6%)	$168.1	$161.0	4%
Commercial Products	13.7	14.5	(6%)	38.4	33.3	15%
Industrial Materials	13.0	15.2	(14%)	49.7	38.5	29%
Specialized Products	42.7	38.0	12%	147.3	115.0	28%
Intersegment eliminations and other	1.2	2.3		2.9	1.3
Change in LIFO reserve	4.7	13.3		(2.6)	23.3

Total	$130.2	$141.5	(8%)	$403.8	$372.4	8%

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Furnishings	11.2%	11.0%	20	11.4%	10.3%	110
Commercial Products	8.3%	8.5%	(20)	8.0%	7.1%	90
Industrial Materials	9.0%	7.9%	110	11.0%	6.3%	470
Specialized Products	17.3%	15.8%	150	19.3%	16.2%	310

Overall from Continuing Operations	13.7%	14.0%	(30)	14.2%	12.5%	170

LAST SIX QUARTERS	2015			2016
Selected Figures	2Q	3Q	4Q	1Q	2Q	3Q
Net Sales ($ million)	997	1,009	945	938	959	949
Sales Growth (vs. prior year)	4%	1%	(1%)	(3%)	(4%)	(6%)
Unit Volume Growth (same locations, vs. prior year)	4%	5%	3%	4%	2%	(1%)
Adjusted EBIT [3]	121	142	130	127	132	130
Cash from Operations ($ million)	95	130	102	111	151	124
Adjusted EBITDA (trailing twelve months) [4]	—	—	—	631	645	634
(Long term debt + current maturities) / Adj. EBITDA[4]	—	—	—	1.6	1.6	1.7

Same Location Sales (vs. prior year)	2Q	3Q	4Q	1Q	2Q	3Q
Residential Furnishings	2%	(2%)	(3%)	(5%)	(6%)	(8%)
Commercial Products	18%	15%	(1%)	7%	(4%)	(4%)
Industrial Materials	(4%)	(10%)	(16%)	(19%)	(13%)	(8%)
Specialized Products	0%	5%	7%	10%	9%	6%
Overall from Continuing Operations	(1%)	(1%)	(2%)	(1%)	(1%)	(2%)

[1]	Segment information reflects the 4Q 2015 move of the logistics operations from Residential Furnishings to Industrial Materials.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	Refer to next page for non-GAAP reconciliations.
[4]	EBITDA based on trailing twelve months.

LEGGETT & PLATT	Page 6 of 6	October 27, 2016

RECONCILIATION OF REPORTED (GAAP) TO ADJUSTED (Non-GAAP) FINANCIAL MEASURES

	2015			2016
Non-GAAP adjustments, Continuing Ops [5]	2Q	3Q	4Q	1Q	2Q	3Q
Litigation accruals	1.5	—	4.0	—	—	—
Pension buy-out charge	—	—	12.1	—	—	—
Gain on sale of a small CVP operation	—	—	—	—	(11.2)	—
Goodwill and related asset impairment	—	—	—	—	3.7	—
Benefit from litigation settlement proceeds	—	—	—	—	(6.9)	—

Non-GAAP adjustments (pre-tax)	1.5	—	16.1	—	(14.4)	—
Income tax impact	(0.5)	—	(6.1)	—	5.4	—

Non-GAAP adjustments (after tax)	1.0	—	10.0	—	(9.0)	—

Diluted shares outstanding	143.4	142.5	141.9	141.2	140.1	139.4
EPS impact of non-GAAP adjustments	—	—	0.07	—	(0.06)	—

Adjusted EBIT, Margin, and EPS [5]	2Q	3Q	4Q	1Q	2Q	3Q
EBIT (earnings before interest and taxes)	119.2	141.5	114.1	127.1	146.5	130.2
Non-GAAP adjustments (pre-tax)	1.5	—	16.1	—	(14.4)	—

Adjusted EBIT ($ millions)	120.7	141.5	130.2	127.1	132.1	130.2

Net sales from continuing operations	997	1,009	945	938	959	949

EBIT margin	12.0%	14.0%	12.1%	13.5%	15.3%	13.7%
Adjusted EBIT margin	12.1%	14.0%	13.8%	13.5%	13.8%	13.7%

Diluted EPS from Continuing Operations	0.53	0.67	0.57	0.63	0.72	0.67
EPS impact of non-GAAP adjustments	—	—	0.07	—	(0.06)	—

Adjusted EPS ($)	0.53	0.67	0.64	0.63	0.66	0.67

Net Debt to Net Capitalization [6]	2Q	3Q	4Q	1Q	2Q	3Q
Long term debt	827	985	942	1032	1044	1055
Current debt maturities	202	3	3	4	4	1

Total Debt	1029	988	945	1036	1048	1056
Less cash and equivalents	(275)	(251)	(253)	(250)	(285)	(317)

Net Debt	754	737	692	786	763	739

Total capitalization	2175	2311	2263	2344	2333	2383
Current debt maturities	202	3	3	4	4	1
Less cash and equivalents	(275)	(251)	(253)	(250)	(285)	(317)

Net Capitalization	2102	2063	2013	2098	2052	2067

Long Term Debt to Total Capitalization	38%	43%	42%	44%	45%	44%
Net Debt to Net Capital	36%	36%	34%	37%	37%	36%

Total Debt to EBITDA [7]	2Q	3Q	4Q	1Q	2Q	3Q
Total Debt	1029	988	945	1036	1048	1056
EBIT	119.2	141.5	114.1	127.1	146.5	130.2
Depreciation and Amortization	26.9	28.5	28.2	28.3	28.9	29.2

EBITDA	146.1	170.0	142.3	155.4	175.4	159.4
Non-GAAP adjustments (pre-tax)	1.5	—	16.1	—	(14.4)	—

Adjusted EBITDA ($ millions)	147.6	170.0	158.4	155.4	161.0	159.4

Adjusted EBITDA, trailing 12 months	—	—	—	631	645	634

Total Debt / Adjusted 12-month EBITDA	—	—	—	1.6	1.6	1.7

[5]	These adjustments are made to aid readers’ understanding of the company’s underlying operational profitability.
[6]	These calculations portray debt position if the company was to use its cash to pay down debt. Management uses this ratio to track leverage trends across time periods with variable levels of cash.
[7]	Management uses this ratio as supplemental information to assess ability to pay off debt.